Exhibit 99.1

NEWS RELEASE

Date:	March 17, 2009
FOR IMMEDIATE RELEASE

Contact:	Dave Mossberg
Beacon Street Group
817-310-0051

XETA Technologies Acquires

Communications Solutions and Services Provider

BROKEN ARROW, Okla.—(BUSINESS WIRE)—XETA Technologies (NASDAQ: XETA) today announced it has signed a definitive agreement to acquire Summatis, LLC, a privately-held company that provides communications solutions and integration and maintenance services.  The agreement is subject to the satisfaction of customary closing conditions.

Based in Southboro, Massachusetts, Summatis is a Nortel Business Partner serving customers in the greater Boston metropolitan area.  The company’s historic annual revenue is greater than $5 million with a revenue mix of 70% systems sales and 30% recurring services.  The company currently employs approximately 30 employees.

“We’ve been implementing a disciplined strategy to accelerate our growth through targeted acquisitions, and this transaction is a good example of an acquisition that fits our strategic, operational and financial criteria,” said Greg Forrest, XETA’s President and CEO. “We plan to leverage our national footprint and incremental technical competencies to do more business with Summatis’ established customer relationships.  Summatis will also strengthen XETA’s geographic coverage in a key market with an established technical workforce, further enhancing our value proposition for existing and new partners and customers.”

The acquisition is structured as an asset purchase and will be paid for in cash.  The transaction is expected to close during XETA’s second fiscal quarter and be accretive to earnings during fiscal 2009.  The purchase price has not been disclosed.

About XETA Technologies

XETA is a leading integrator of advanced communication technologies with a comprehensive array of products and services available from industry leaders. The Company has earned and continues to maintain the industry’s most prestigious certifications as an Avaya Platinum Business Partner, Nortel Elite Advantage Partner, and Mitel premiumPARTNER. Being able to provide solutions and service for these leading vendors is a unique value proposition for Fortune 1000 customers with multiple locations and complex networks. With a 27 year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. The Company’s in-house 24/7/365 call center, combined with a nationwide service footprint offers customers comprehensive equipment service programs that ensure network reliability and maximized network up-time. More information about XETA (Nasdaq: XETA) is available at www.xeta.com . Click on the following link to join our e-mail alert list: http://www.b2i.us/irpass.asp?BzID=1585&to=ea&s=0

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected. These risks and uncertainties include but are not limited to the risk of either party’s failure to satisfy conditions to closing that may prevent completion of the acquisition; the ability to successfully integrate employees and operations; the risk that the expected cost savings and other synergies from the transaction may not be fully realized, realized at all or take longer to realize than anticipated; and other risks that affect the operation of our business, including the additional risks and important factors described in the Company’s most recent Form 10-K report and each 10-Q filed subsequently with the SEC.